Exhibit 10.24.3

APPLETON PAPERS INC.

Amendment to

Appleton Papers Retirement Plan

The Appleton Papers Inc. Retirement Plan, as amended through December 5, 2007 (the “Plan”), is hereby further amended as set forth below:

1. Article 14 is amended by substituting the word “Compensation” for the word “Earnings” each place it appears therein, and by amending section 14.01(b)(5) thereof to read as follows, with effect from the first Limitation Year commencing after July 1, 2007:

(5)	Compensation:

(A)
“Compensation” for any Limitation Year means wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Company or an Affiliate to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements and expenses allowances), and excluding the following:

(i)
employer contributions to a plan of deferred compensation which are not includible in the employee’s gross income for the taxable year in which contributed, or employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the employee, or any distributions from a plan of deferred compensation;

(ii)
amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the employee either becomes freely transferrable or is no longer subject to a substantial risk of forfeiture;

(iii)	amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

(iv)
other amounts which receive special tax benefits, or contributions made by the employer (whether or not under a salary reduction agreement) toward the purchase of an annuity described in Section 403(b) of the Code, (whether or not the amounts are actually excludable from the gross income of the employee).

(B)
For years commencing on and after January 1, 1989, Compensation shall be limited to the first $200,000 of Compensation (as such amount may be adjusted from time to time by the Secretary of the Treasury in a manner similar to §415(d) of the Code), except the first adjustment to the $200,000 limitation shall be effected on January 1, 1990; and for each Plan Year beginning on or after January 1, 1994, such limitation shall be $150,000 ($160,000, effective January 1, 1997), as adjusted. If the Plan determines Compensation on a period of time that contains fewer than twelve calendar months, then the limitation on Compensation is an amount equal to the annual Compensation limit for the calendar year in which the Compensation period begins multiplied by the ratio obtained by dividing the number of full months in the period by twelve. Prior to January 1, 1997, in determining the Compensation of a Participant for purposes of this limitation, the rules of Section 414(q)(6) of the Code shall apply, except in applying such rules, the term “family” shall include only the Spouse of a Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules, the adjusted limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual’s Compensation as determined under this Section 14.01(b)(5) prior to the application of the limitation. Effective January 1, 1997, such family aggregation rules shall not apply. Effective for Plan Limitation Years beginning on or after January 1, 1998, “Compensation” for purposes of this Section 14.01(b)(5) shall include any elective deferral (as defined in Section 402(g)(3) of the Code), any amount which is contributed to or deferred by the Employer at the election of the Employee and which is not includible in the gross income of the Employee by reason of Section 125 or 457 of the Code, and, effective January 1, 2000, any elective amounts that are not includible in the gross income of the Employee by reason of Section 132(f) of the Code.

(C)           Compensation timing rules.

(i)           General:  In order to be taken into account for a Limitation Year, Compensation within the meaning of section 415(c)(3) must be (i) actually paid or made available to a Participant (or, if earlier, includible in the gross income of the Participant) within the Limitation Year, and (ii) except as provided in clause (ii) below, paid or treated as paid to the Participant prior to the Participant's severance from employment. Any payment that is not described in this clause (i) or clause (ii) below is not considered Compensation if paid after severance from employment. Thus, Compensation does not include severance pay, or parachute payments within the meaning of section 280G(b)(2), if they are paid after severance from employment, and does not include post-severance payments under a nonqualified unfunded deferred compensation plan unless the payments would have been paid at that time without regard to the severance from employment.

(ii)           Compensation paid after severance from employment. Provided that payment is actually made by the later of 2 ½ months after severance from employment or the end of the Limitation Year that includes the date of severance from employment, the following amounts are included in Compensation:  (1) regular compensation paid after severance from employment for services during the Participant's regular working hours, and compensation for services outside the Participant's regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments; provided that the payment would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the Company, and (2) payment for unused accrued bona fide sick, vacation, or other leave, but only if the Participant would have been able to use the leave if employment had continued.

(iii)
Salary continuation payments for military service or disability. The rule of clause (ii)(1) above shall not apply to: (1) payments to an individual who does not currently perform services for the Company by reason of qualified military service (as defined in Code §414(u)(1)) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Company rather than entering qualified military service, or (2) payments made to an Participant who is permanently and totally disabled (as defined in Code § 22(e)(3)).

(iv)
Interaction with Code §417(a)(17). The definition of Compensation for a Plan Year that is used for purposes of applying the limitations of Code §415 shall not reflect Compensation for such year that is in excess of the limitation under Code §401(a)(17) that applies to that Plan Year.”

2. Except as set forth above, the Plan is ratified and confirmed in its entirety.

APPLETON PAPERS INC. BENEFITS FINANCE COMITTEE

/s/ Mark R. Richards
Mark R. Richards

/s/ Thomas J. Ferree
Thomas J. Ferree

/s/ Kerry S. Arent
Kerry S. Arent